EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree, without admitting beneficial ownership, to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Selectica, Inc. and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of the 11th day of April, 2005.

TRILOGY CAPITAL HOLDINGS CORPORATION

By:	/s/ Sean P. Fallon
Sean P. Fallon
Treasurer

TRILOGY, INC.

By:	/s/ Sean P. Fallon
Sean P. Fallon
Vice President Finance

/s/ Joseph A. Liemandt
Joseph A. Liemandt